 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

date of Report (Date of earliest event reported): July 16, 2012

CHINACAST EDUCATION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33771 (Commission File Number)	20-0178991 (I.R.S. Employer Identification Number)
Suite 08, 20/F, One International Financial Centre, 1 Harbour View Street Central, Hong Kong (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (852) 3960 6506

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Hong Kong Litigation

As previously disclosed, on June 19, 2012, ChinaCast Education Corporation (the “Company”) and several of its subsidiaries had filed a lawsuit with the High Court of the Hong Kong Special Administrative Region, Court of First Instance (the “Hong Kong Court”), against former chairman and chief executive officer Ron Chan Tze Ngon, former chief financial officer Antonio Sena, former chief accounting officer Jim Ma, and former president-China Jiang Xiangyuan, alleging that these defendants had converted Company cash and assets and committed various other wrongs against the Company. As previously disclosed, on June 19, 2012, the Hong Kong Court granted an injunction that restricted the defendants from removing their assets from Hong Kong, up to a value of Rmb800 million, and had scheduled a hearing for July 6, 2012, to consider continuing the injunction. Prior to the hearing, Mr. Chan, Mr. Sena and Mr. Ma each affirmed that they will contest the Company’s claims against them. On July 13, 2012, the Hong Kong Court scheduled a new hearing for November 27, 2012, to consider whether the injunction would be continued. Mr. Jiang has not yet appeared before the Hong Kong Court to contest the Company’s claims against him.

Additional Information on Investigations into Questionable Activities

Further to its prior public filings, the Company hereby provides the following additional information regarding its investigations into questionable activities involving Mr. Chan, Mr. Jiang and/or their associates, which remain under investigation:

•	The Company has been informed that Mr. Shi Shicheng, the former vice president who represented the Company at FTBC, has been detained by Chongqing police since mid-June 2012 and is being investigated for his suspected involvement in loan fraud and misappropriation of FTBC school funds during the period from 2009 and 2012.

The Company had previously disclosed that it had discovered evidence that Mr. Shi may have been involved in the purported transfer of its Hubei Industrial University Business College (“HIUBC”) to himself and other unauthorized persons without the approval of the Company’s board of directors. As previously disclosed, according to records filed with the Wuhan Administration of Industry and Commerce (“AIC”), Mr. Shi (as to 30%) and Mr. Jiang (as to 70%) purportedly acquired from the Company its equity interest in Wuhan Jiyang Education Investment Co. Ltd. (“Jiyang”), the holding company for HIUBC, on March 7, 2012. As previously disclosed, Mr. Shi and Mr. Jiang purportedly transferred their interests in Jiyang to Wei Hua (as to 40%), Xie Jiwu (as to 40%) and Zhan Xiaochun (as to 20%) on April 5, 2012, according to Wuhan AIC records.

•	Separately, the Company has also obtained bank statements which possibly indicate that from January 1, 2012, to April 30, 2012, there may have been a series of cash transfers between Mr. Shi Shicheng’s son, Mr. Shi Qinyan, and the Company that were not authorized by the Company’s board of directors, which may have included the unauthorized transfer of an aggregate Rmb35.9 million from the Company’s bank accounts to Mr. Shi Qinyan.

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In connection with its ongoing investigation into questionable activities by Mr. Chan, Mr. Jiang and/or their associates, the Company is assessing its legal options for recovering the assets that it believes may have been misappropriated from the Company. The Company also has been in the process of informing the police about some of the questionable activities of Mr. Chan, Mr. Jiang and their associates uncovered through its ongoing investigation. The Company, along with certain shareholders, is also pursuing governmental, political and diplomatic channels to help resolve these issues. However, as with all legal, regulatory and other processes, these processes will take time to complete and a favorable outcome is not assured. In addition, during the intervening period, these individuals may continue to inflict damage on the Company, its operations and assets, and its goodwill and reputation (including by incurring additional liabilities on the Company’s behalf), particularly given the limited remedies available under PRC law as compared to some other jurisdictions. As a result, the Company cannot give any assurance that it will regain control over the assets that the Company believes may have been misappropriated, and if so, when, or whether the other assets of the Company are secure. To the extent the Company is unable to regain control over its misappropriated assets or loses control of additional assets or if the results of its investigatory efforts reveal fraud or other illegal conduct, the Company’s business and operations will be materially and adversely harmed. Furthermore, the matters discussed herein continue to delay the Company’s reporting of financial results and could result in delays in financial reporting for future periods. These matters could also impact the Company’s ability to consolidate certain assets for financial reporting purposes, result in a significant impairment or writeoff, and/or result in additional liabilities that the Company’s management is currently not aware of.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2012

ChinaCast Education Corporation

By:	/s/ Derek Feng
Derek Feng Chief Executive Officer

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